                                                                     EXHIBIT 5.1


                                 July 28, 1998


Source Media, Inc.
5400 LBJ Freeway, Suite 680
Dallas, Texas  75240

         Re:     Registration Statement on Form S-3

Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 7,102,357 shares of your Common Stock (the "Shares").


         It is our opinion that the Shares when issued upon the valid exercise of the Warrants against valid payment therefor shall be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Validity of the Shares" appearing in the Prospectus constituting a part of the Registration Statement, and any amendments thereto.


                                  Very truly yours,

                                  THOMPSON & KNIGHT
                                  A Professional Corporation



                                  By:   /s/ Michael L. Bengtson
                                        ----------------------------------
                                        Michael L. Bengtson, Shareholder